EXHIBIT 5

July 14, 2011

ORBCOMM Inc. 2115 Linwood Avenue, Suite 100 Fort Lee, NJ 07024
Re: Opinion Letter - Resale Form S-3

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), by ORBCOMM Inc., a Delaware corporation (“ORBCOMM”), of the resale of 2,455,988 shares of common stock, par value $0.001 per share, of ORBCOMM (the “Common Stock”) delivered by ORBCOMM in connection with the acquisition of certain shares of common stock of Alanco Technologies, Inc. ("Alanco") and substantially all of the assets of Alanco's StarTrak Systems, LLC business (the "Shares"), I advise as follows:

                  I am the General Counsel of ORBCOMM.  I have reviewed the Restated Certificate of Incorporation and the Bylaws of ORBCOMM, each as amended to the date hereof, the Registration Statement on Form S-3 to be filed by ORBCOMM under the Securities Act with respect to the Shares (the “Registration Statement”) and the corporate proceedings taken by ORBCOMM in connection with the authorization of the Shares.  I have also examined originals, or copies certified or otherwise authenticated to my satisfaction, of such corporate records of ORBCOMM and such other instruments, certificates of public officials and representatives of ORBCOMM and other documents as I have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to questions of fact material to this opinion, I have, when relevant facts were not independently established, relied upon certificates of officers of ORBCOMM and appropriate public officials.

On the basis of the foregoing, and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares are legally and validly issued, fully paid and nonassessable.

I express no opinion herein as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (as well as the applicable provisions of the Delaware Constitution and applicable reported judicial decisions) and the federal laws of the United States.

2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024 Telephone: 201-363-4900 Facsimile: 703-433-6400	22265 Pacific Boulevard, Dulles, VA 20166 Telephone: 703-433-6300 Facsimile: 703-433-6500
www.orbcomm.com

I hereby consent to the reference to me and my opinion in the Registration Statement and under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ CHRISTIAN G. LE BRUN Christian G. Le Brun Executive Vice President, General Counsel and Secretary